EXHIBIT 99.1

[ALFA LOGO]

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT: Stephen G. Rutledge Senior Vice President, CFO and Chief Investment Officer (334) 288-3900	RELEASE DATE: April 16, 2003

ALFA CORPORATION REPORTS FIRST QUARTER 2003 RESULTS

Montgomery, Alabama (April 16, 2003) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the three months ended March 31, 2003. Operating income for the quarter was $19,896,969, or $0.25 per diluted share, compared with operating income of $17,879,100, or $0.23 per diluted share for the first quarter of 2002, an increase of 10.4% on a per share basis. Net income, which includes net realized investment gains and losses, was $18,729,628, or $0.23 per diluted share for the first quarter of 2003, compared with $18,468,147, or $0.23 per diluted share for the first quarter of 2002, an increase of 0.6%. Premiums and policy charges for the first quarter of 2003 increased 8.1% to $129,187,339.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “Alfa Corporation has had its strongest quarter ever. This was the result of excellent top-line growth, an outstanding loss ratio, and improvement in our expense ratio. Our employees continue to deliver superior customer service and solid financial performance for the benefit of both our policyholders and our shareholders. We are extremely pleased with the quarter and look forward to another successful year.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 1-800-406-5356, or via a link located on Alfa’s web site: www.alfains.com. A 30-day Internet replay of the call will also be available from the Company’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission

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Alfa Corporation Reports First Quarter Results

April 16, 2003

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,
	2003	2002	Change
Premiums and Policy Charges	$129,187,339	$119,500,996	8.11%
Net Investment Income	21,654,487	22,112,835	-2.07%
Realized Investment Gains/(Losses)	(1,795,910)	906,225	-298.17%
Other Income	595,131	207,086	187.38%

Total Revenues	149,641,047	142,727,142	4.84%
Total Expenses	124,028,952	117,563,809	5.50%

Income Before Provision for Income Taxes	25,612,095	25,163,333	1.78%
Provision for Income Taxes	6,882,467	6,695,186	2.80%

Net Income	$18,729,628	$18,468,147	1.42%

Net Income Per Share
Basic	$0.24	$0.24	0.28%

Diluted	$0.23	$0.23	0.58%

Operating Income *	$19,896,969	$17,879,100	11.29%

Operating Income Per Share
Basic	$0.25	$0.23	10.04%

Diluted	$0.25	$0.23	10.37%

Dividend Per Share	$0.075	$0.0725	3.45%

Average Number of Shares Outstanding
Basic	79,330,609	78,440,944

Diluted	79,903,268	79,242,060

* Operating income excludes investment gains, losses and related taxes.

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